Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

VEONEER, INC.

Veoneer, Inc., a Delaware corporation, the original Certificate of Incorporation of which was filed with the Secretary of State of the State of Delaware on November 13, 2017 under the name “Autoliv ELE US Holding, Inc.”, a Certificate of Amendment of which was filed on January 25, 2018 and a Certificate of Amendment of which was filed on June 11, 2018, HEREBY CERTIFIES that this Restated Certificate of Incorporation, restating, integrating and amending its Certificate of Incorporation, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the corporation, as amended, is hereby amended, integrated and restated to read in its entirety as follows:

FIRST: The name of the Corporation is Veoneer, Inc. (hereinafter the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “GCL”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 350,000,000 of which 25,000,000 shares shall be Preferred Stock, par value of $1.00 per share, and 325,000,000 shares shall be Common Stock, par value of $1.00 per share.

(A) Preferred Stock. The board of directors of the Corporation (the “Board of Directors”) is expressly authorized to provide for the issue of all or any shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL, including, without limitation, terms and rights relating to (1) whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series, (2) the dates at which dividends, if any, will be payable, (3) the redemption rights and price or prices, if any, for shares of the series, (4) the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series, (5) the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, (6) whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made, (7) restrictions on the issuance of shares of the same series or of any other class or series and (8) the voting rights, if any, of the holders of such series. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class, notwithstanding the provisions of Section 242(b)(2) of the GCL, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

(B) Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of Common Stock shall be entitled to receive, out of any funds legally available for the purpose, such dividends as may be declared from time to time by the Board of Directors. When and as dividends are declared on the Common Stock, whether payable in cash, property or securities of the Corporation, each holder of Common Stock will be entitled to participate in such dividends ratably on a per share basis. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or upon the distribution of its assets, after the payment in full or the setting apart for payment of such preferential amounts, if any, to which the holders of Preferred Stock at the time outstanding shall be entitled, the remaining assets of the Corporation available for payment and distribution to stockholders shall, subject to any participating or similar rights of any series of Preferred Stock at the time outstanding, be distributed ratably among the holders of Common Stock at the time outstanding. Shares of Common Stock shall have no preference, conversion, exchange, preemptive or other similar rights. Except as otherwise required by the GCL, on all matters to be voted on by the Corporation’s stockholders, the Common Stock will be entitled to one vote per share. Except as otherwise required by law or the terms of any series of Preferred Stock, the Common Stock will vote together with the Preferred Stock on all matters submitted to a vote of stockholders. Except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Restated Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the GCL.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(A) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(B) 1. Number of directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the number of directors which the Corporation would have if there were no vacancies (the “Whole Board”).

2. Term of office. The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided, with respect to the time for which they severally hold office, into three classes, with the term of office of the first class to expire at the 2019 annual meeting of stockholders, the term of office of the second class to expire at the 2020 annual meeting of stockholders and the term of office of the third class to expire at the 2021 annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, commencing with the 2019 annual meeting, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified.

3. Stockholder nomination of director candidates and introduction of business. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

4. Newly created directorships and vacancies. Subject to the rights of the holders of any series of Preferred Stock, , newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office, even if less than a quorum, and any director so chosen shall hold office until such director’s successor shall have been duly elected and qualified and until the next election of the class for which such director shall have been chosen. No decrease in the number of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director.

5. Removal. Subject to the rights of the holders of any class or series of Preferred Stock, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 75 percent of the voting power of all the then-outstanding shares of the Voting Stock, voting together as a single class.

6. Election by Ballot. Elections of directors need not be by written ballot unless the Bylaws shall so provide.

7. Preferred Stockholder Rights. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total authorized number of directors of the Corporation shall be reduced accordingly.

(C) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL and this Restated Certificate of Incorporation.

SIXTH: Any action required or permitted to be taken by the stockholders of the Corporation may only be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by any such holders in lieu of a meeting; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock. Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board.

SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director for any act or omission, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL. If the GCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL as so amended. Any repeal or modification of this Article SEVENTH shall not apply to or have any adverse effect on any right or protection of a director of the Corporation existing hereunder for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

EIGHTH: (A) The Corporation shall, to the fullest extent permitted by Section 145 of the GCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Corporation) against any expenses (including attorneys’ fees), judgments, fines and amounts paid or to be paid in settlement, excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974, as amended, actually and reasonably incurred by such person in connection with such action, suit or proceeding (and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators) by reason of the fact that such person, or a person of whom he or she is a legal representative, is or was a director, officer, employee or agent or, while a director of officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe that his or her conduct was unlawful; provided, however, that except as provided in subsection (G) of this Article EIGHTH, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding or part thereof initiated by such a person only if such proceeding (or part thereof) was authorized by the Board of Directors. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his or her conduct was unlawful. The rights to indemnification pursuant to this Article EIGHTH (including advancement of expenses) shall be a contract right.

(B) Any indemnification under subsection (A) of this Article EIGHTH (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in subsection (A) of this Article EIGHTH. Such determination shall be made (1) by a majority vote of the directors who are not parties to such action, suit or proceeding even though less than a quorum, (2) by a committee of such directors designated by majority of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(C) Expenses (including attorneys’ fees) incurred by a current or former officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking (to the extent required by the GCL) by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article EIGHTH. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

(D) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article EIGHTH shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(E) The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under this Article EIGHTH.

(F) The indemnification and advancement of expenses provided by, or granted pursuant to, this Article EIGHTH shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executor and administrators of such a person. The indemnification and advancement of expenses provided by, or grants pursuant to, this Article EIGHTH shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be an employee or agent (other than an officer or director), and shall inure to the benefit of the heirs, executors and administrators of such a person.

(G) If a claim for indemnification pursuant to this Article EIGHTH is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been rendered to the Corporation) that the claimant has not met the applicable standard of conduct set forth in the GCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to this paragraph that the procedures and presumptions of this Article EIGHTH are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Article. Neither the failure of the Corporation (including its Board of Directors (or committee thereof), independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because such person has met the applicable standard of conduct set forth in the GCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met such applicable standard of conduct.

NINTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered to make, alter, amend and repeal the Bylaws of the Corporation in any respect not inconsistent with the laws of the State of Delaware or with this Restated Certificate of Incorporation of the Corporation. Notwithstanding anything to the contrary contained in this Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote of the stockholders, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any Preferred Stock Designation), the Bylaws or applicable law, the affirmative vote of the holders of at least 80% in voting power of all the then outstanding shares of stock of Voting Stock, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.

TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the GCL, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, however, that no amendment, alteration, change or repeal in any respect of any provision of Article FIFTH, Article SIXTH, Article NINTH, Article ELEVENTH, or this Article TENTH hereof may be made, and no provision inconsistent therewith may be so adopted, without, in addition to any other vote required by law or this Restated Certificate (including any Preferred Stock Designation), the affirmative vote of at least 80 percent of the voting power of all the then outstanding shares of the Voting Stock, voting together as a single class.

ELEVENTH: As authorized by Section 115 of the GCL, unless the Board of Directors consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any and all internal corporate claims, including, but not limited to, (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any stockholder, director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the GCL, the Bylaws or this Restated Certificate of Incorporation or as to which the GCL confers jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE ELEVENTH.

This Restated Certificate of Incorporation shall become effective at 12:01 a.m. (Eastern Time) on June 29, 2018.

[Signature page to follow.]

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed in its name and attested by its duly authorized officers this 27th day of June, 2018.

VEONEER, INC.

/s/ Lars Sjöbring
By: Lars Sjöbring
Title: Executive Vice President, Legal Affairs, General Counsel and Secretary